Exhibit 99.1

FMC Corporation		FMC Corporation
1735 Market Street
Philadelphia, PA 19103

News Release		215.299.6000 phone
215.299.5998 fax

For Release: Immediate		www.fmc.com

	Media contact:	Jim Fitzwater - 215.299.6633
	Investor relations contact:	Brennen Arndt - 215.299.6266

FMC Corporation Completes $300 Million Debt Offering; Announces Share Repurchases

PHILADELPHIA, November 22, 2011 - FMC Corporation (NYSE: FMC) today announced that it has completed the sale of $300 million aggregate principal amount of its 3.95% Senior Notes due February 1, 2022, in an underwritten registered public offering. The offering was made pursuant to an effective shelf registration statement FMC filed with the Securities and Exchange Commission on February 25, 2010, and a prospectus supplement filed on November 17, 2011, in which FMC stated its intention to use the net proceeds from this offering to pay down existing indebtedness under its revolving credit agreement and for general corporate purposes, including its stock repurchase program.

Pierre Brondeau, FMC's president, chief executive officer and chairman, said, “This offering underscores our continued intent to generate significant value for our investors as we implement our strategic plan for the next five years, Vision 2015. We intend to use the proceeds from this offering to fund internal growth opportunities and acquisitions, and to reward our investors with additional liquidity through share repurchases - all key elements of Vision 2015.”

Brondeau continued, “With the offering now completed, we are commencing the repurchase of approximately $200 million of our shares under our previously announced share repurchase program, accelerating the timing from the original plan for these repurchases to occur in 2012. We expect to complete the repurchases by the end of March 2012.”

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The joint book-running managers for the offering are BofA Merrill Lynch and Citigroup. Copies of the prospectus supplement and the accompanying prospectus for this offering can be obtained by contacting: Citigroup Global Markets Inc., Attention: Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220, or by telephone at 1-877-858-5407 or Merrill Lynch, Pierce, Fenner & Smith, Incorporated at 100 West 33rd Street, New York, New York 10001, Attention: Prospectus Department, or by telephone at 1-212-449-1668. Electronic copies of the prospectus supplement and accompanying prospectus are also available on the SEC's web site at www.sec.gov.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy the senior notes, nor shall there be any sale of the senior notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. In 2010, FMC had annual sales of approximately $3.1 billion. The company employs approximately 5,000 people throughout the world, and operates its businesses in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals. For more information, visit www.FMC.com.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation's 2010 Form 10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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